Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala Elsherbini, COO
972-458-8000

Beacon Enterprise Solutions Awarded $7.2 Million Contract with Global
Fortune 100 Client

— Marks Entry into Asia Pacific —

LOUISVILLE, KY, November 23, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com) an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, has been awarded a new contract with a Fortune 100 global pharmaceutical company worth approximately $7.2 million over a two-year period.

“I am proud to announce the receipt of a new ITS engagement with a large global client,” said Bruce Widener, CEO of Beacon Enterprise Solutions.  “This contract represents approximately $7.2 million in project revenue over the next two years and will be managed by our Service Delivery Management (SDM) business unit.  Beacon continues to win additional project and contract services from major clients, which is a great testimony to the talent of our professional services team and shows the increasing confidence Fortune 100 clients have in outsourcing ITS services.”

As part of this engagement, Beacon will provide ITS services over the next two years in a multi-phase approach.  The project will provide ITS services in over 60 client locations, including North America as well as multiple sites in Europe, Africa, Asia Pacific, Latin America and the Middle East.  ITS activities will include physical sites surveys to assess the ITS infrastructure including the cable plant, network and supporting electrical power and environmental requirements.  In addition, Beacon will design and engineer network diagrams, equipment specifications and network topology for the various client facilities and provide project management for installation of services.

Jerry Bowman, COO of Beacon Enterprise Solutions said, “This contract is substantial because it represents a significant expansion of project scope and will contribute to the previously announced Aggregate Future Value of Project Backlog, but also Beacon has realized and completed a portion of the backlog.  This engagement is another indicator of how clients are relying on Beacon for their global ITS needs.  Their satisfaction in our services continues to result in incremental awards and projects in their locations around the world.  This contract is also of particular strategic importance to us as it marks our entry into the Asia Pacific, an area, we believe, which has significant potential for our business.”

On February 17, 2010, Beacon announced an engagement for a multi-year global IP telecom project with one of the world's largest pharmaceutical companies valued at approximately $20 million.  As part of that announcement, Beacon is working with the global enterprise client to migrate their entire system to Voice over IP (VoIP) by providing global LAN / WAN remediation and upgrades.  This new award increases the scope of work for ITS infrastructure services to be delivered.  Of the approximate $7.2 million in projected contract value, $4.3 million was included in the company’s previously announced Aggregate Future Value of Project Backlog and approximately $2.9 million represents additional value.

Aggregate Future Value of Project Backlog

Aggregate Future Value of Project Backlog reflects the projected revenue impact of existing engagements over a one to four year period and is subject to change as work is completed and/or the scope of various engagements changes over time. This number includes the projected value of previously announced, multi-year ITS managed services engagements as well as short-term projects for which the Company has been engaged to provide ITS Engineering (IE), Service Delivery Management (SDM), ITS Contract Services (ICS) and/or ITS Construction Management (ICM).

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance.  Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

######